Exhibit 99.(7)(c)

CEDING COMPANY Treaty ID CMU09

REINSURER Reference:   3764

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

(hereinafter called the AGREEMENT)

between

PACIFIC LIFE INSURANCE COMPANY

Omaha, Nebraska

NAIC Number 67466

FEIN 951079000

(hereafter called the “CEDING COMPANY”)

and

MUNICH AMERICAN REASSURANCE COMPANY

Atlanta, Georgia

NAIC Number 66346

FEIN 580828824

(hereinafter called the REINSURER)

This AGREEMENT is Effective December 1, 2008

Table of Contents

Article Number	Article Description	Page Number
I	Automatic Coverage	4
II	Facultative Reinsurance	6
III	Premiums	7
IV	Administration	8
V	Reserves	10
VI	DAC Tax Regulations	11
VII	Errors and Omissions	12
VIII	Expense of Original Policy	13
IX	Changes in Retention and Recapture Privileges	14
X	Terminations and Reductions	15
XI	Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term, Reduced Paid-Up Insurance and Policy Split Options	16
XII	Liability	19
XIII	Claims	20
XIV	Arbitration	22
XV	Insolvency	23
XVI	Right to Inspect	25
XVII	Duration of AGREEMENT	26
XVIII	Increasing Net Amount at Risk Policies and Riders	27
XIX	Temporary Insurance Agreement	29
XX	Offset	30
XXI	Representations and Warranties	31
XXII	Confidentiality	32
XXIII	Parties to the AGREEMENT	33
XXIV	Execution of AGREEMENT	34

Exhibit
A	Limits of Retention
B	Basis of Reinsurance and Policy Plans Reinsured
C	Premiums
C-1	Rate Tables - Single Life
C-2	Rate Tables - Joint Life
C-3	Rate Tables - Magnastar
C-4	Joint Last Survivor Mortality Calculation
D	Limits
E	Statement Specifications
F	Sample Policy Exhibit
G	Temporary Insurance Agreement
H	International Risk Guidelines

Reinsurance required by the CEDING COMPANY will be assumed by the REINSURER as described in the terms of this AGREEMENT.

This reinsurance AGREEMENT constitutes the entire AGREEMENT between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this AGREEMENT.

Any change or modification to this AGREEMENT is null and void unless made by amendment to this AGREEMENT and signed by both parties.

Article I

Automatic Coverage

A.                                    Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on an excess of retention basis as shown in Exhibits A, B and D, and will be reported to the REINSURER according to the terms in Exhibit E.

B.                                    The CEDING COMPANY may cede and the REINSURER will automatically accept reinsurance, if all of the following conditions are met for each life:

1.              The CEDING COMPANY has retained its maximum limit of retention as shown in Exhibit A.

2.              The Policy Plans reinsured are shown in Exhibit B.

3.              The total ultimate amount of reinsurance, including contractual increases and the amount already reinsured on that life under this AGREEMENT and all other agreements between the REINSURER and the CEDING COMPANY does not exceed the Automatic Binding Limits as shown in Exhibit D.

4.              The sum of the amount of insurance already in force and applied for on that life, with all companies, does not exceed the Jumbo Limits as shown in Exhibit D.

5.              The CEDING COMPANY has not made facultative application on the current life to any reinsurer within the last five (5) years unless the reason for prior facultative submission was solely for capacity that may now be accommodated within the terms of this AGREEMENT, or unless the case was issued and reinsured standard or subsequently rerated to standard.

6.              The risk is a permanent resident of the United States, Canada, Puerto Rico or Guam.

7.              The CEDING COMPANY applies its normal underwriting guidelines that have been agreed to in advance by the REINSURER.

8.              The application is not on the life of an individual who is a member of the National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

9.              The REINSURER acknowledges that foreign travel policy application questions may not be used if prohibited by law.

10.       The REINSURER has been supplied with the underwriting guidelines, preferred class and senior assessment documents.  The CEDING COMPANY will promptly notify the REINSURER in advance of any proposed material changes to its underwriting guidelines, preferred class and senior assessment documents affecting business applicable to this AGREEMENT.

C.   New Business

New business as defined in this Article and Article XI are those policies on which:

a.              The CEDING COMPANY has obtained complete and current underwriting evidence in accordance with its standard underwriting practices and guidelines on the full amount  issued, including the highest face amount illustrated at issue,

b.              The full normal commissions are paid by the CEDING COMPANY for the new plan and

c.               The suicide and contestable provisions apply from the effective date of the new plan subject to any applicable state laws and regulations regarding suicide exclusions and contestability periods.

Article II

Facultative Reinsurance

A.                                    The CEDING COMPANY will have the option to submit any case facultatively which it does not wish to cede automatically or which it may not cede automatically under the provisions of Article I.

B.                                    The CEDING COMPANY will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement and any additional information pertinent to the insurability of the risk.

C.                                    The CEDING COMPANY will also notify the REINSURER of any underwriting information requested or received after the initial request for reinsurance is made.  For policies which contain automatic increase provisions, the CEDING COMPANY will inform the REINSURER of the highest risk amount for which reinsurance is being requested.

D.                                    On a timely basis, the REINSURER will submit a written decision.  In no case will the REINSURER’s offer on facultative submissions be open after 120 days have elapsed from the date of the REINSURER’s offer to participate in the risk (“Offer Deadline”).  Unless the REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

Acceptance of the offer in writing by the CEDING COMPANY and delivery of the policy according to the rules of the CEDING COMPANY must occur on or prior to the Offer Deadline.  Unless the CEDING COMPANY gives notification on or prior to Offer Deadline , there shall not be any reinsurance on the risk and Errors and Omissions as stated in Article VII shall not apply.  It is the understanding of both parties that if reinsurance is accepted by the REINSURER in accordance with the terms set forth herein, the policy is not required to appear on the CEDING COMPANY’s in-force records on or prior to the Offer Deadline.  However, the policy will appear on the CEDING COMPANY’s in-force records within a reasonable time following the Offer Deadline.

E.                                     The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’s conditional receipt or temporary insurance agreement for risks submitted on a facultative basis except as provided in Article XIX.

F.                                      The Policy Plans reinsured are shown in Exhibit B.

G.                                    The CEDING COMPANY may cede Waiver of Premium only if reinsurance for the benefits is specifically requested in the facultative submission and an offer subsequently made by the REINSURER is  accepted by the CEDING COMPANY.

H.                                   The reinsurance rates for facultative business will be the same as for automatic business.

Article III

Premiums

A.            Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with the REINSURER participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies).  The mortality risk shall be the net amount at risk (“NAR”) on that portion of the policy which is reinsured with the REINSURER.

B.            Premiums for Life Reinsurance and reinsurance of Supplemental Benefits will be based on the rates and allowances described in Exhibit C.

C.            Premiums will be increased by any flat extra premium charged the insured on the face amount initially reinsured described in Exhibit C.

D.            There will be no premium tax reimbursement.

E.             The reinsurance rates shown in Exhibit C are guaranteed for one year and the REINSURER anticipates continuing to accept premiums on the basis of these rates indefinitely.  In subsequent years, the REINSURER reserves the right to increase such rates provided, however, that:

(i)             The reinsurance rates may not be increased above the statutory net valuation premium applicable to the reinsured policies after such increase,

(ii)          The reinsurance rates may, at the REINSURER’s option, be increased to the extent required to ensure that the REINSURER will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the CEDING COMPANY with respect to the reinsured policies.

If the REINSURER exercises its right to increase reinsurance rates under this AGREEMENT in an amount greater than that required to ensure that the REINSURER will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the CEDING COMPANY for the reinsured policies, the CEDING COMPANY may recapture all of the reinsured policies on which reinsurance rates have been increased regardless of the reinsured policies’ duration in force.  If the CEDING COMPANY elects to recapture under this provision, the following terminal accounting will occur: REINSURER will pay the CEDING COMPANY any unearned premium  under this AGREEMENT prior to the effective date of recapture, the CEDING COMPANY will pay the REINSURER any due, but unpaid premiums up to the effective date of recapture, REINSURER shall not be liable under this AGREEMENT for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.  There will be no transfer of reserves between REINSURER and the CEDING COMPANY for any policy recaptured under this AGREEMENT and any other amounts due and unpaid will also be paid prior to the effective date of recapture.

F.              Reinsurance premiums are due as long as reinsurance is in force.

Article IV

Administration

A.                                    The CEDING COMPANY will administer the records for the reinsurance ceded to the REINSURER under this AGREEMENT.  The CEDING COMPANY will furnish monthly statements to the REINSURER which contain the following information:

1.                                      A list of all premiums due for the current month, identifying each policy and explaining the reasons for each premium payment.

2.                                      Premium subtotals adequate for the REINSURER to use for its premium accounting including first year, renewal year, automatic and facultative totals.

3.                                      A list of new business, terminations and changes for the current month.  For new business and changes, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for the REINSURER to establish reserves, check retention limits and check premium calculations.

4.                                      Totals for inforce, new business, changes and each type of termination, as of the end of the month. “Totals” refer to the number of policies reinsured and the net amount at risk reinsured.  For bordereau business see sample Policy Exhibit in Exhibit F.

In addition, the CEDING COMPANY must provide the REINSURER with an in force listing of reinsured business at least once a year.  This in force listing must contain information adequate for the REINSURER to audit its in force records.  See Exhibit E.

B.                                    If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with the REINSURER to determine the appropriate reporting format.  Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to the REINSURER prior to the use of such changes in reports to the REINSURER.

C.                                    The monthly statements shall be furnished to the REINSURER within thirty days following the close of each month and will be accompanied by payment of any net amount due the REINSURER.  All premiums not paid within thirty (30) days of the due date, defined as each policy’s 12-month anniversary, will be in default.

D.                                    Claims submitted for Waiver of Premium or Waiver of Charges will be reported and netted against monthly billings.

E.                                     Premium for new business, terminations and changes are due at the end of the month in which the transaction occurs and cover the period from the transaction date to the end of the calendar quarter.  Continuing premium is due for a calendar quarter period at the end of the first month of the calendar quarter except for any policy having its anniversary within that calendar quarter.  Continuing premium for such policies is payable in two segments.  Premium from the beginning of the calendar quarter to the policy anniversary is due at the end of the first month of the calendar quarter.  Premium from the policy anniversary to the end of the calendar quarter is due at the end of the anniversary month.  The quarterly premium is based on the annual premium divided by 4.

F.                                      The REINSURER reserves the right to charge interest calculated using the 180 day treasury rate as stated in the Wall Street Journal on the on the date the payment becomes due when:

1.                                      Renewal premiums are not paid within sixty (60) days of the due date.

2.                                      Premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

Article IV

Administration, continued

G.            The payment of reinsurance premiums is a condition precedent to the liability of the REINSURER for reinsurance covered by this Agreement.  The REINSURER will have the right to terminate this AGREEMENT when premiums are in default in accordance with the terms herein by giving ninety (90) days written notice of termination to the CEDING COMPANY.  If the CEDING COMPANY has not paid the reinsurance premium due by the close of the last day of this ninety (90) day notice period, the REINSURER’s liability for all risks reinsured under this AGREEMENT will terminate.  The first day of the ninety (90) day notice of termination, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY.  If all premiums in default are received within the ninety (90) day time period, the AGREEMENT will remain in effect.

H.           The CEDING COMPANY will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article IX, nor to transfer the reinsured policies to another Reinsurer.

I.                All payments and reporting by both parties under this Agreement will be made in United States dollars.

Article V

Reserves

A.                                    The CEDING COMPANY agrees to post on its books any deficiency reserves on the coverage reinsured under this AGREEMENT.

B.                                    Credit for Reserves:  The parties intend that the CEDING COMPANY will receive statutory reserve credit in its state of domicile for reinsurance provided under this AGREEMENT.  The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the CEDING COMPANY.

Article VI

DAC Tax Regulations

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.                                      The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2.                                      The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992.  The term “net consideration” will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

3.                                      The party with the net positive consideration for this AGREEMENT for each taxable year will capitalize specified policy acquisition expenses with respect to this AGREEMENT without regard to the general deductions limitation of Code Section 848(c)(1).

4.                                      The CEDING COMPANY and the REINSURER agree to exchange information pertaining to the amount of net consideration under this AGREEMENT each year to ensure consistency.  The CEDING COMPANY and the REINSURER also agree to exchange information which may be otherwise required by the Internal Revenue Service.

5.                                      The CEDING COMPANY will submit a schedule to the REINSURER by June 1 of each year of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6.                                      The REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing.  If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER’s tax return for the previous calendar year.

7.                                      If the REINSURER contests the CEDING COMPANY’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount.  If the CEDING COMPANY and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.  If the CEDING COMPANY and the REINSURER fail to reach agreement on an amount of net consideration, each party may choose to report their own determination of net consideration on their respective tax returns.

Article VII

Errors and Omissions

It is expressly understood and agreed that if failure to comply with any terms of this AGREEMENT is hereby shown to be unintentional or the result of misunderstanding, oversight or omission in the administration of reinsurance on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight, except as provided in Article II.

This provision shall apply only to clerical errors relating to the administration of reinsurance covered by this AGREEMENT and not to the administration of the insurance provided by the CEDING COMPANY to its insured.  Any negligent or deliberate acts or omissions by the CEDING COMPANY or its agents regarding the insurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER.  There is a mutual obligation of the CEDING COMPANY and REINSURER to ensure that all errors are identified and corrected in an equitable manner at the earliest possible date.

However, REINSURER will not provide reinsurance for policies that do not satisfy the parameters of this AGREEMENT, nor will REINSURER be responsible for negligent or deliberate acts or for repetitive errors in administration by the CEDING COMPANY.  Upon discovery of such errors, the CEDING COMPANY will endeavor to correct such errors within a reasonable time following discovery otherwise, there will be no reinsurance on the affected policies.  If either party discovers that the CEDING COMPANY has failed to cede reinsurance as provided in this AGREEMENT, or failed to comply with its reporting requirements, REINSURER may require the CEDING COMPANY to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.  If REINSURER has received no evidence that the CEDING COMPANY has taken action to remedy such a situation, REINSURER’S liability is limited to correctly reported policies only.

Article VIII

Expense of Original Policy

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

Article IX

Changes in Retention and Recapture Privileges

A.                                    If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will promptly be given to the REINSURER.

B.                                    The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

1.                                      The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

2.                                      No recapture will be made unless reinsurance has been in force ten (10) years, and then only in conjunction with an increase in CEDING COMPANY’S maximum limits of retention.  Amounts eligible for recapture are those that would have been retained if the new retention had been in place at the time of the original issue of the policy.

3.                                      Recapture will become effective on the policy anniversary date following notification of the CEDING COMPANY’s intent to recapture.

4.                                      No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued as shown in Exhibits A and D.  No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY’s maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

5.                                      If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

6.                                      If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

7.                                      The CEDING COMPANY shall first recapture business that was ceded on an excess basis, then may recapture quota share business; however, the CEDING COMPANY must have retained its full retention at the time of issue on the quota share business.

C.                                    The CEDING COMPANY reserves the right to recapture, in accordance with item E of Article III, Premiums, by giving 90 days’ notice in the event the REINSURER raises reinsurance premium rates.  .

D.                                    In the event of recapture, the following terminal accounting will occur: the REINSURER will pay the CEDING COMPANY any unearned premium under this AGREEMENT prior to the effective date of recapture, the CEDING COMPANY will pay the REINSURER any due, but unpaid premiums up to the effective date of recapture, REINSURER shall not be liable under this AGREEMENT for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.  There will be no transfer of reserves between REINSURER and the CEDING COMPANY for any policies recaptured under this AGREEMENT and any other amounts due and unpaid will also be paid prior to the effective date of recapture.

E.                                     If there is a reinsured waiver of premium claim in effect when recapture takes place, the REINSURER will continue to pay its share of the waiver claim until it terminates.  The REINSURER will not be liable for any other benefits, including the basic life risk, that are eligible for recapture.  All such eligible benefits will be recaptured as if there were no waiver claim in effect.

Article X

Terminations and Reductions

Terminations or reductions will take place in accordance with the following rules, in order of priority:

1.                                      The CEDING COMPANY must keep its initial or recaptured retention on the policy.

2.                                      Termination or reduction of a wholly reinsured policy will not affect other reinsurance in force.

3.                                      A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4.                                      A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5.                                      If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

Article XI

Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term,

Reduced Paid-Up Insurance and Policy Split Options

A.                                    Policy Changes

“Policy changes” refers to the variety of actions that may be made to a policy after issue.  These actions include, but are not limited to, replacements, changes in plans or a change in the face amount of the policy.  If there is a change to the reinsurance on a reinsured policy, the CEDING COMPANY will inform the REINSURER in the subsequent Changes and Terminations Report specified in Exhibit E.

Except as provided in this Article, whenever a reinsured policy is changed and the CEDING COMPANY’s underwriting guidelines do not require that full evidence of insurability be obtained, the reinsurance will remain in effect with the REINSURER, whether the change is made before or after any cancellation of this AGREEMENT for new business.  The duration will be measured from the effective date of the original reinsured policy.

Whenever a reinsured policy is changed and the CEDING COMPANY’s underwriting guidelines require that full evidence of insurability be obtained, any increase or policy reissue that requires full evidence will be treated as new business and will be reinsured under the terms of the pool in place at the time for new business.

Policy changes to reinsured policies will be subject to the REINSURER’s prior written approval, if:

a)                                     The new ultimate face amount of the policy would be in excess of the Automatic Binding Limits in effect at the time of the change, as set out in Exhibit D; or

b)                                     The new ultimate face amount of the policy and the amount already in force on the same life with all companies exceeds the Jumbo Limits stated in Exhibit D; or

c)                                      The policy was reinsured on a facultative basis; or

d)                                     First year premium rates and allowances (if applicable) as specified in Exhibit C will apply to the amount underwritten for a non-contractual increase; or

e)                                      Evidence of insurability is not obtained if required in the CEDING COMPANY’s underwriting guidelines.

B.                                    Lapses

When a policy issued by the CEDING COMPANY lapses, the corresponding reinsurance on the reinsured policy will be terminated effective the same date.  Unless specified otherwise in this AGREEMENT, if a policy fully retained by the CEDING COMPANY lapses, the terms of Article X will apply.

If a policy issued by the CEDING COMPANY lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the reinsured policy will continue on the same basis as the original reinsured policy until the expiry of the extended term period.

If a policy issued by the CEDING COMPANY lapses and reduced paid-up insurance is elected under the terms of that policy, the amount of the corresponding reinsurance on the reinsured policy will be reduced according to the terms of Article X.

If the CEDING COMPANY allows the policy to remain in force under its automatic premium loan regulations, the corresponding reinsurance on the reinsured policy will continue unchanged and in force as long as such regulations remain in effect, except as otherwise provided in this AGREEMENT.

Article XI

Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term,

Reduced Paid-Up Insurance and Policy Split Options, continued

C.                                    Reinstatements

Any policy originally reinsured in accordance with the terms and conditions of this AGREEMENT by the CEDING COMPANY may be automatically reinstated with the REINSURER as long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY.  Any policy originally reinsured with the REINSURER on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the REINSURER before it is reinstated.  The CEDING COMPANY will pay the REINSURER its share of amounts collected or charged for the reinstatement of such policies.

D.                                    Exchanges (Contractual and Non-Contractual)

Exchanges will be reinsured under this AGREEMENT only if the original policy was reinsured with the REINSURER; the amount of reinsurance under this AGREEMENT will not exceed the amount of the reinsurance on the original policy with the REINSURER immediately prior to the exchange.  Premiums will be determined as follows:

1                                         If any business covered under this AGREEMENT is subsequently exchanged to any other plan reinsured by the REINSURER, then such business shall be reinsured at the rates as shown in the AGREEMENT covering the new plan.  Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being exchanged.  If the AGREEMENT including the new rates requires policy fees, then they shall also apply to the new plan.

2.                                      If any business covered under this AGREEMENT is subsequently exchanged to a plan not reinsured by the REINSURER, then such business shall continue to be reinsured as if the exchange did not occur, provided that no new health evidence is obtained.

3.                                      A policy resulting from an internal exchange or replacement will be underwritten by the CEDING COMPANY in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements.  If the CEDING COMPANY’s guidelines treat the policy as new business, then the reinsurance will also be considered new business.

For purposes of this Article, new business is defined as those policies on which the CEDING COMPANY has obtained complete and current underwriting evidence in accordance with its standard underwriting practices and guidelines on the full amount issued, including the highest face amount illustrated at issue.  The suicide and contestable provisions apply from the effective date of the new plan, subject to applicable state laws and regulations regarding suicide exclusions and contestability periods.  The full, normal commissions are paid by the CEDING COMPANY for the new plan.

E.                                     Extended Term and Reduced Paid-Up Insurance

Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

F.                                      Policy Split Option Riders

Split Option Rider (R94-PSO and R03-PSO):  This rider provides owners of a joint life policy the option to split the policy into single life policies.  The split requires underwriting approval and is subject to full evidence of insurability.  The split may be unequal, but the sum of the face amounts of the new policies may not exceed the total face amount of the original joint life policy.  The resulting single life policies will be treated like new business, ceded in accordance with and subject to the provisions for new business under this AGREEMENT. The CEDING COMPANY pays no reinsurance premium for the rider itself.  Regular new business reinsurance premium will apply to the split policy.

Article XI

Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term,

Reduced Paid-Up Insurance and Policy Split Options, continued

Enhanced Policy Split Option Rider (R94-EPSO, R96-EPSO and R03-ESO):  This rider provides owners of a JLS policy the option to split the policy into single life policies.  Evidence of insurability is not required, but the split may be exercised only within 90 days following a change in the Federal Estate Tax Law, as defined in the rider policy form.  The face amount of each new policy cannot exceed 50% of the original joint life policy. Premiums will be on a point-in-scale basis on the single lives.

NOTE:          An original date policy Reissue will not be treated as a continuation of the original policy.  It will be treated as a new policy and the original policy will be treated as Not Taken.  All premiums previously paid to the REINSURER for the original policy will be refunded to the CEDING COMPANY.  All premiums will be due on the new policy from the original issue date of the old policy.

NOTE:          Re-entry, e.g., wholesale replacement and similar programs are not covered under this Article.  If Re-entry is applicable to this treaty, then it will be covered under the Premiums Exhibit.

Article XII

Liability

A.                                    This is an AGREEMENT solely between the REINSURER and the CEDING COMPANY.  In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this AGREEMENT, and the CEDING COMPANY will be and remain solely liable to any insured, policy owner, or beneficiary under any policy reinsured hereunder.

B.                                    The liability for all automatic and facultative reinsurance as applicable to this AGREEMENT and accepted by the REINSURER under this AGREEMENT will commence simultaneously with that of the CEDING COMPANY.

C.                                    The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’s conditional receipt or temporary insurance agreement unless conditions for coverage under Article XIX, Temporary Insurance Agreement, of this AGREEMENT are met.

D.                                    Liability for all reinsurance submitted facultatively to the REINSURER will commence when all of the following conditions have been met:

1.                                      The REINSURER’s offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

2.                                      The policy has been delivered and paid for in accordance with the CEDING COMPANY’s procedures, and

3.                                      No more than one-hundred twenty (120) days have elapsed from the date of the REINSURER’s final offer unless the REINSURER explicitly states in writing that the final offer is extended for some further period of time.

The terms of Article VII will not apply to facultative submissions, if the CEDING COMPANY does not give notification before the expiration date (120 days) as stated in Article II.

E.                                     The liability of the REINSURER for all reinsurance under this AGREEMENT will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY’s contractual liability under the terms of its policies.

Article XIII

Claims

A.                                    Prompt notice of a claim must be given to the REINSURER.  In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.  Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to the REINSURER when requesting its share of any claim for a policy where REINSURER’S net amount at risk is $500,000 or greater or the policy’s duration is 5 years or less.  The CEDING COMPANY will not routinely forward copies of the proofs obtained for claims for policies where REINSURER’S net amount at risk less than $500,000 unless the claim is contestable.  However, the REINSURER may request, and the CEDING COMPANY will send, additional non-proprietary documents on any claim reinsured under this AGREEMENT.  The REINSURER shall pay its share of all payable claims, in accordance with the terms of this AGREEMENT.  However, if the amount reinsured with the REINSURER is more than the amount retained by the CEDING COMPANY and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the REINSURER for its review before admission of any liability on the part of the CEDING COMPANY.

B.                                    The CEDING COMPANY will notify the REINSURER in writing of its intention to contest, compromise, or litigate a claim.  Unless it declines to be a party to such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.

If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.  REINSURER will be released from any and all further liability in connection with the policy, including, but not limited to any obligation it may have to pay claim expenses.

In no event will the following categories of expenses or liabilities be reimbursed:

1.                                      Routine investigative or administrative expenses;

2.                                      Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company;

3.                                      Extra contractual damages, including punitive and exemplary damages;

4.                                      Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

C.                                    If the amount of insurance changes because of a misstatement of rate classification or age, the REINSURER’s share of reinsurance liability will change proportionately.

D.                                    For approved Waiver of Premium or Waiver of Cost benefit claims, the REINSURER will pay the CEDING COMPANY its portion of the amount of gross premiums waived by the CEDING COMPANY.

E.                                     Prior to the expiration of  the deadline for notification of acceptance of the facultative offer (120 days) from the CEDING COMPANY, if a death occurs, then the CEDING COMPANY will apply the tie breaker rule on facultative submissions as described below:

1.                                      The risk will be ceded to the reinsurers with the best offers.

2.                                      If reinsurers are tied with identical offers, the earlier offers will be ceded the risk.

If REINSURER is not notified before the expiration date (120 days), there shall not be any reinsurance on the risk and Errors and Omissions shall not apply.

Article XIII

Claims, continued

F.                                      If the CEDING COMPANY returns premium to the policy owner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured, the REINSURER will refund net reinsurance premiums received on that policy without interest to the CEDING COMPANY in lieu of any other form of reinsurance benefit payable under this AGREEMENT.

G.                                    Claims recovery is based on the net amount at risk as of the date of death plus interest, if applicable, in proportion to interest paid the beneficiary(s) calculated at a daily rate.  The applicable interest rate is determined by state law.

H.                                   REINSURER shall not be liable for any Claim Exception made by the CEDING COMPANY related to any policy reinsured under this AGREEMENT unless, after the CEDING COMPANY’s consultation with the REINSURER, the REINSURER agrees to accept any such liability.  A “Claim Exception” is a decision made by the CEDING COMPANY to pay a claim that is (i) inconsistent or contrary to the terms of the applicable policy, (ii) contrary to the CEDING COMPANY’s claims procedures, (iii) inconsistent with applicable law, or (iv) made solely to alleviate or reduce the CEDING COMPANY’s risk exposure as a result of misconduct or negligence by it or its representatives.  It is the REINSURER’s expectation that, in the event the CEDING COMPANY is ordered, by a court or regulator, to pay a claim that falls within any of the categories set forth above, the REINSURER will support the CEDING COMPANY by paying its share of the claim unless negligence or misconduct by the CEDING COMPANY or its representative is involved.

Article XIV

Arbitration

A.            It is the intention of the REINSURER and the CEDING COMPANY that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this AGREEMENT.  The parties agree to act in all things with the highest good faith.  If the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this AGREEMENT, however, the dispute will be decided through arbitration.  The arbitrators will base their decision on the terms and conditions of this AGREEMENT plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B.                                    To initiate arbitration, either the CEDING COMPANY or the REINSURER will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought.  The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C.                                    There will be three arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries.  Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third.  If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators will nominate three individuals.  Each arbitrator will then decline two of the nominations presented by the other arbitrator.  The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

D.                                    It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.  Therefore, at no time will either the CEDING COMPANY or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and the REINSURER to inform the arbitrators of the nature and facts of the dispute.  Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party.  Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

E.                                     The arbitration hearing will be held at a location to be agreed upon by the parties on the date fixed by the arbitrators.  In no event will this date be later than six (6) months after the appointment of the third arbitrator unless mutually agreed by the parties.  As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case.  At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing.  The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it.  The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence.  Each party may examine any witnesses who testify at the arbitration hearing.

F.                                      Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees.  The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

G.                                    This Article will survive termination of this Agreement.

Article XV

Insolvency

A.                                    A party to this AGREEMENT will be deemed “insolvent” when it:

1.                                      Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

2.                                      Is adjudicated as bankrupt or insolvent; or

3.                                      Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

4.                                      Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

B.                                    In the event of the insolvency of the CEDING COMPANY and the appointment of a conservator, liquidator, or statutory successor, the portion of any risk or obligation assumed by the REINSURER shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.  Payments by the REINSURER as set forth in this subdivision shall be made directly to the CEDING COMPANY or to its conservator, liquidator, or statutory successor.  The REINSURER will be liable only for benefits reinsured as benefits become due under the terms of the reinsured policies and will not be or become liable for any amounts or reserves to be held by the CEDING COMPANY as to the reinsured policies or for any damages owed by the CEDING COMPANY as a result of issuance of any of the policies.

C.                                    In the event of insolvency of the CEDING COMPANY, the conservator, liquidator, or statutory successor will immediately give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured.  While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its conservator, liquidator or statutory successor.  The expense incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER.  Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance AGREEMENT as though such expense had been incurred by the CEDING COMPANY.

D.                                    In the event of the insolvency of the REINSURER, the CEDING COMPANY may cancel this AGREEMENT for new business by promptly providing the REINSURER or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the REINSURER’s insolvency is established by the authority responsible for such determination.  Any requirement for a notification period prior to the cancellation of the AGREEMENT would not apply under such circumstances.

Article XV

Insolvency, continued

In addition, in the event of the insolvency of the REINSURER, the CEDING COMPANY may provide the REINSURER or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this AGREEMENT regardless of the duration the reinsurance has been in force or the amount retained by the CEDING COMPANY on the reinsured policies.  The effective date of a recapture due to insolvency will be at the election of the CEDING COMPANY but may not be earlier than the date on which the REINSURER’s insolvency is established by the authority responsible for such determination.  If the CEDING COMPANY elects to terminate reinsurance under this Article, the following terminal accounting will occur: REINSURER will pay the CEDING COMPANY any unearned premium under this AGREEMENT prior to the effective date of recapture, the CEDING COMPANY will pay the REINSURER any due, but unpaid premiums up to the effective date of recapture , REINSURER shall not be liable under this AGREEMENT for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.  There will be no transfer of reserves between REINSURER and the CEDING COMPANY for any policy recaptured under this AGREEMENT  and any other amounts due and unpaid will also be paid prior to the effective date of recapture.

E.                                     In the event of the insolvency of either party, the rights or remedies of this AGREEMENT will remain in full force and effect.

Article XVI

Right to Inspect

Either party, or their duly authorized representatives, will have the right to inspect the other party’s original papers, records, and all documents, whether written or electronic, relating to the business reinsured under this AGREEMENT including underwriting, claims, processing, and administration at either parties office or through secure remote electronic access, at the option of the parties.  Such access will be provided during regular business hours at the office of the inspected party.  Assuming the inspecting party has continued to perform the undisputed portion of its obligations under this AGREEMENT, the inspected party may not withhold access to information and records on the grounds that the inspecting party is in breach. REINSURER’s right to inspect records includes access to records controlled or provided by third parties as it relates specifically to the transactions set forth herein and/or the risks associated therewith, including but not limited to third party claims and underwriting administrators.

The inspecting party’s right of access as specified above will survive until all of the inspecting party’s obligations under this AGREEMENT have terminated or been fully discharged.

Subject to the inspecting party’s written approval, the inspected party may share with a third party (or parties), results of the inspecting party’s underwriting, claims and administrative audits of the inspected party, except for those sections of the audit reports, or methodology employed that the inspecting party considers proprietary.

Article XVII

Duration of AGREEMENT

A.                                    This AGREEMENT may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination.  The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

B.                                    During the ninety (90) day period, this AGREEMENT will continue to operate in accordance with its terms.

C.                                    The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this AGREEMENT, with respect to all reinsurance effective prior to termination of this AGREEMENT.

Article XVIII

Increasing Net Amount at Risk Policies and Riders

I.                                        Business Reinsured on an Automatic Basis

Whenever the death benefit and/or the net amount at risk (NAR) on a policy will be increased at future date(s) and these increasing risks will be automatically reinsured under this AGREEMENT, they will be handled as shown below.  The CEDING COMPANY will use the highest amount projected in all future years to determine whether these policies comply with the binding and jumbo limits shown in Exhibit D.  The CEDING COMPANY also underwrites at issue based on the highest face amount illustrated at issue.  The projected highest amount in all years will also be used to determine the CEDING COMPANY’s retention at issue and the percentage of future changes in NAR as they occur.  As long as the CEDING COMPANY follows the procedures as outlined, the REINSURER will assume its prorata share of all NAR changes as they occur.  In no case will the reinsured automatic portion exceed the automatic binding limits.  However, if the actual death benefit and/or NAR on a given life exceeds the automatic binding limits shown in Exhibit D, then the CEDING COMPANY will be on the risk for any excess unless alternative arrangements are made at that time.  Automatic binding limits are applied by the CEDING COMPANY to the life, not just to a specific policy.

A.            “VART” (Variable Annual Renewable Term rider)

1.              VART is a rider with scheduled coverage amounts that can vary annually.  The coverage amounts are scheduled at issue and taken from the illustration at the time the policy is issued.

2.              The CEDING COMPANY will report the highest VART amount in all years as the VART total coverage face amount.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The face amount ceded will be the REINSURER’s portion of the highest VART amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for VART riders.  Premium paid the REINSURER for VART riders is calculated and paid on the current ceded NAR amount.

4.              Death benefits payable will be based upon current NAR.

B.            Death Benefit Option C (Face Amount Plus Accumulated Premiums Paid Minus Withdrawals)

1.              Death Benefit Option C is underwritten and reported as the base coverage face amount plus the total projected premium to be paid in all future years, but not including the projected withdrawals, taken from the illustration at the time the policy is issued.

2.              The CEDING COMPANY will report the total projected Option C death benefit.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The death benefit amount ceded will be the REINSURER’s portion of the total face amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for coverages with Option C.  Premium paid the REINSURER for Option C coverages is calculated and paid on the current ceded NAR amount.  The actual NAR reflects the face amount plus premiums paid, less withdrawals made, less the actual account value.

4.              Actual death benefit (used to calculate NAR and death benefit payable) will be calculated using the face amount, plus the actual premium paid, less actual withdrawals.  The REINSURER’s ultimate potential liability will be no greater than the original projected liability as defined in item 1 above.

Article XVIII

Increasing Net Amount at Risk Policies and Riders, continued

C.            Death Benefit Option D (Up to Two Times the Initial Face Amount)

1.              Death Benefit Option D (which is a special case of VART) is underwritten and reported as two times the Initial Face Amount for all coverages issued with the policy.

2.              The CEDING COMPANY will report the ultimate doubled face amount for all Option D coverages issued with the policy.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The face amount ceded will be the REINSURER’s portion of the total face amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for policies with Option D.  Premium paid the REINSURER for policies with Option D is calculated and paid on the current ceded NAR amount.

4.              Death benefits payable will be based upon current NAR.

II.                                   Business Reinsured on a Facultative Basis

A.                                    For policies with an increasing death benefit or net amount at risk which will be reinsured on a Facultative basis, the CEDING COMPANY has the responsibility to clearly identify the highest projected death benefit as the face amount to be reinsured at the time a request for coverage is made so that the REINSURER’s underwriters are aware of the highest projected death benefit amount.  The highest net amount at risk reinsured can never exceed the amount of the REINSURER’s offer.  Year to year changes in risk will be shared proportionately, determined by the amount of retention relative to the amount of reinsurance, unless specified otherwise.

B.                                    The CEDING COMPANY may ultimately retain up to double the normal retention or higher with appropriate internal approval.

III.                              Net Amount at Risk and Face Amount Changes

The net amount at risk retained and ceded change proportionally as the policy NAR changes.  The face amount retained and ceded increases or decreases proportionally as the face amount of the coverage changes.

The CEDING COMPANY and the REINSURER will share proportionately in face amount increases in accordance with I.R.C. § 7702.

Article XIX

Temporary Insurance Agreement

A.            Subject to the terms, conditions, and limits of this AGREEMENT and provided the conditions set forth in Section B of this article are fulfilled, the REINSURER shall reimburse the CEDING COMPANY for Temporary Insurance Agreement (TIA) reinsurance.  TIA reinsurance is defined as reinsurance on a claim pursuant to a TIA, which either:

(1)              The CEDING COMPANY’s total claim liability exceed the appropriate retention set forth in the Retention Schedule due to the existence of prior risk retained by the CEDING COMPANY on the life or

(2)              An unconditional offer to reinsure has been made by the REINSURER in response to a facultative request for reinsurance where the CEDING COMPANY has proposed to keep less than its full retention as set forth in the Retention Schedule.  An unconditional offer to reinsure is a final offer made by the REINSURER with no conditions other than routine requirements such as time for delivery, certificate of health, etc.  In no event shall the REINSURER liability pursuant to this article exceed the REINSURER excess percentage share under this AGREEMENT unless the REINSURER has made an unconditional facultative offer for a larger amount.

B.            The following conditions must be satisfied in order for reinsurance of a TIA to be effective:

(1)              The CEDING COMPANY must become liable for a claim pursuant to a TIA issued on a form in conformity to the appropriate form of the Temporary Insurance Agreement Exhibit G of this AGREEMENT; and

(2)              The TIA must be given in return for an application for a policy form included in the Policy Plans Reinsured Exhibit which would bear a policy date in the range covered by this AGREEMENT; and

(3)              As of the date of the proposed insured’s death, either the policy has not been submitted facultatively, or, if submitted facultatively then the following conditions determine the REINSURER’s liability in the event of a valid TIA claim:

i)                                         If, as of the proposed insured’s date of death, the CEDING COMPANY has not received any unconditional offer to reinsure, then the automatic reinsurers will reimburse the CEDING COMPANY for the TIA reinsurance according to their excess percentage shares under this AGREEMENT; or

ii)                                      If, as of the proposed insured’s date of death, the CEDING COMPANY has received an unconditional offer or offers to reinsure that at least equal the TIA reinsurance, then the reinsurer(s) having made the unconditional offer(s) will reimburse the CEDING COMPANY for the TIA reinsurance.  For the purpose of the comparisons detailed below, a flat rating of $2.50 per thousand is equivalent to 1 table rating.  In the case of multiple offers received by the date of death, a lower offer takes precedence over a higher offer, and in the case of identical offers, an offer received on an earlier day takes precedence over an offer received on a later day; or

iii)                                   If, as of the proposed insured’s date of death, the CEDING COMPANY has received an unconditional offer or offers to reinsure, with such offer(s) failing to at least equal the TIA reinsurance, then the reinsurer(s) having made the unconditional offer(s) will reimburse the CEDING COMPANY for the offered amount(s), with the excess to be shared among the remaining automatic reinsurers, and each automatic reinsurer’s share equal to A divided by B below (“A/B”), where

A = the automatic reinsurer’s excess percentage share under this AGREEMENT, and

B = the sum of each remaining automatic reinsurer’s shares under this AGREEMENT.

iv)                                  Nothing in the foregoing shall preclude the CEDING COMPANY from reinsurance reimbursement for a valid TIA claim, up to the full TIA claim amount, for an amount unconditionally offered by the REINSURER in response to a facultative request by the CEDING COMPANY proposing to retain less than its limit of retention.  If the CEDING COMPANY has proposed a specific retention in its facultative request for reinsurance, that shall be its retention.  If the CEDING COMPANY has not specified a retention in the facultative request, then its retention shall be 25% of the risk unless it has documented in its underwriting file that its initial evaluation of the risk is higher than table 6, in which case it shall have no retention.

Article XX

Offset

Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this AGREEMENT are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this AGREEMENT.

The right of offset will not be affected or diminished due to the insolvency of either party, subject to any limitation imposed by any applicable state law or regulation.

Article XXI

Representations and Warranties

A.            This AGREEMENT is entered into in reliance on the utmost good faith of the parties.

B.            Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed.  Each party will promptly notify the other if it is subsequently not solvent on a statutory basis.

C.            Prior to the execution of this AGREEMENT, the CEDING COMPANY has provided to the REINSURER certain documents and materials for use in connection with its assessment of the risks covered hereby (together, the “Underwriting Information”).

The CEDING COMPANY represents and warrants that:

1)             To the best of the CEDING COMPANY’s knowledge, all factual information contained in the Underwriting Information was true, and accurate as at the time of disclosure and not materially misleading (whether by omission or otherwise) and was prepared in an orderly fashion so as to be capable of reasonable commercial analysis; and

2)             To the best of the CEDING COMPANY’s knowledge, there has been no material adverse change in the anticipated profitability of the reinsured policies between the latest “as of” date of the documents included as Underwriting Information and the effective date of this AGREEMENT.

Not withstanding the foregoing, the CEDING COMPANY makes no representations or warranties as to the future experience or profitability to be realized from the reinsured policies.

D.            For as long as either party retains any liability hereunder, the CEDING COMPANY represents and warrants that, to the best of the CEDING COMPANY’s knowledge, the information and data supplied to the REINSURER pursuant to its obligations hereunder have been and shall be true, complete and accurate, and not misleading as of the time of disclosure.

E.             The parties have entered into this AGREEMENT on the basis that the CEDING COMPANY adheres to established business practices as documented and disclosed to the REINSURER prior to the execution of this AGREEMENT.  Such business practices include those concerning marketing and distribution, underwriting, policy issuance and administration, and claims management described in the Underwriting Information.

The REINSURER will be promptly notified of material changes to any of the CEDING COMPANY’s significant business practices as to the policies reinsured under this AGREEMENT.  Examples of such matters include, but are not limited to, changes in underwriting or issue practices or philosophy, changes in senior underwriting or claims management personnel, distribution, sales practices, target markets, or changes in the CEDING COMPANY’s ownership or control.

Article XXII

Confidentiality

The parties acknowledge that as a result of this AGREEMENT, each party may have access to and receive from the other party (1) non-public personally identifiable financial and/or health information (“NPI”), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries and (2) information assets, trade secrets, and product, business and employee information (“Company Information”).  The parties agree to maintain the confidentiality of such NPI and Company Information and shall not use, disclose, furnish or make accessible such NPI or Company Information to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this AGREEMENT.  Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI and Company Information.  At the request of the party that owns the NPI or Company Information, or in the absence of such request, upon termination of this AGREEMENT, the other party shall promptly return all NPI and Company Information which has been provided to it, or dispose of such NPI or Company Information in a manner agreed upon by the parties, unless the party is required to maintain such NPI or Company Information under federal or state laws or regulations.  Each party has the right to verify the other party’s compliance with this Article XXII by audit, inspection or other means at its own expense.  The REINSURER shall be permitted to share Confidential Information with applicable regulators, rating agencies, accountants, advisors, auditors, affiliates or otherwise as permitted by law, so long as they agree to maintain the confidentiality of such Confidential Information.

Article XXIII

Parties to the AGREEMENT

This is an AGREEMENT solely between the REINSURER and the CEDING COMPANY.  In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this AGREEMENT, and the CEDING COMPANY is and will remain solely liable to any insured, policyowner, or beneficiary under the original policies reinsured hereunder.

Article XXIV

Execution of AGREEMENT

In Witness of the above,

PACIFIC LIFE INSURANCE COMPANY

of

Omaha, Nebraska

and

MUNICH AMERICAN REASSURANCE COMPANY

of

Atlanta, Georgia

have by their respective officers executed and delivered this AGREEMENT in duplicate on the dates indicated below, with an effective date of December 1, 2008.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kent Johnson	By:	/s/ Ceryl Tobin
	Kent Johnson		Cheryl Tobin
	Vice President,		Assistant Vice President,
	Actuarial and Reinsurance		Assistant Secretary
Legal

Date:	12/21/09		12/23/09

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ James M Filmore	By:	/s/ Melinda S. Dressler
	James M. Filmore		Melinda S. Dressler
	VP & Actuary		2nd VP, Treaty

Date:	Dec 13, 2009		12/14/09